ASCENTIAL SOFTWARE CORPORATION

                         SECTION 16(a) POWER OF ATTORNEY

     This statement confirms that the undersigned has authorized and designated Peter L. Fiore, Robert C. McBride, Scott N. Semel and Barbara Dirsa as attorney-in-fact to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Ascential Software Corporation. The authority of such a person under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Ascential Software Corporation, unless earlier revoked in writing. The undersigned acknowledges that such person is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended.



Date: February 23, 2004                         /s/ Robert M. Morrill
                                                Robert M. Morrill